Exhibit 15.3

CONSENT OF MJM LIMITED

We hereby consent to the reference to our firm under the heading "Item 1. Identity of Directors, Senior Management and Advisers—B. Advisers" in the Registration Statement on Form 20-F (the "Registration Statement") of FLEX LNG Ltd., without admitting that we come within the category of persons whose consent is required under, or that we are "experts" within the meaning of, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

/s/ MJM Limited
MJM Limited

Hamilton, Bermuda
May 7, 2019